Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Miragen Therapeutics, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333‑217084) on Form S-3 and (Nos. 333‑216112 and 333-230271) on Form S-8 of Miragen Therapeutics, Inc. of our reports dated March 12, 2020, with respect to the consolidated balance sheets of Miragen Therapeutics, Inc, as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Miragen Therapeutics, Inc.

Our report refers to a change in method of accounting for revenue.

/s/ KPMG LLP
Boulder, Colorado
March 12, 2020